Exhibit 99.1

News Release

Uranium Resources Signs Binding Amendment for Sale of Assets

CENTENNIAL, Colo., December 14, 2016 – Uranium Resources, Inc. (Nasdaq: URRE; ASX: URI), an energy metals exploration and development company, has entered into a binding amendment to the Share Purchase Agreement (“Agreement”) with Laramide Resources Ltd. (TSX & ASX: LAM) for the sale of URI’s Churchrock and Crownpoint properties in New Mexico. The transaction remains on track to close on December 22, 2016.

Consistent with the Letter of Intent announced on December 5, 2016, the amended Agreement maintains the original transaction value of $12.5 million but with certain modified terms and conditions, including a reduction in the amount of cash and the amount of the promissory note to be issued at closing in exchange for Laramide common stock, a retained royalty on the Churchrock property and the addition of an option for URI to purchase Laramide’s La Jara Mesa uranium development project in Cibola County, New Mexico. The amended Agreement also removed the condition for Laramide to have completed a financing before closing.

In October 2016, Laramide paid URI $250,000 to extend the Agreement, and that extension payment is being treated as a pre-payment of the purchase price and is not subject to refund. At closing, URI will receive from Laramide $2.25 million in cash, shares of Laramide common stock and warrants valued at $500,000, a promissory note in the amount of $5.0 million and a retained 4% net smelter royalty on the Churchrock property valued at $4.5 million. In addition, Laramide has reduced the price for URI’s option to purchase Laramide’s La Sal uranium development project in San Juan County, Utah from $4.0 million to $3.0 million. The options on the La Sal and La Jara Mesa projects both expire 12 months from the closing date of the Agreement.

Christopher M.  Jones, President and Chief Executive Officer of URI, said, “Completing this transaction is important for both companies and we are pleased that URI stockholders will be able to participate in Churchrock through URI’s ownership of Laramide equity.  We look forward to working with Laramide to close this strategic transaction.”

About Uranium Resources (URI)

URI is focused on developing energy-related metals.  The Company has developed a dominant land position in two prospective lithium brine basins in Nevada and Utah in preparation for exploration and potential development of any resources that may be discovered there.  In addition, URI remains focused on advancing the Temrezli in-situ recovery (ISR) uranium project in Central Turkey when uranium prices permit economic development of this project. URI controls extensive exploration properties in Turkey under nine exploration and operating licenses covering approximately 32,000 acres (over 13,000 ha) with numerous exploration targets, including the potential satellite Sefaatli Project, which is 30 miles (48 km) southwest of the Temrezli Project. In Texas, the Company has two licensed and currently idled processing facilities and approximately 11,000 acres (4,400 ha) of prospective ISR uranium projects. In New Mexico, the Company controls mineral rights encompassing approximately 190,000 acres (76,900 ha) in the prolific Grants Mineral Belt, which is one of the largest concentrations of sandstone-hosted uranium deposits in the world. Incorporated in 1977, URI also owns an extensive uranium information database of historic drill hole logs, assay certificates, maps and technical reports for the Western United States.

Cautionary Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as "expects," "estimates," "projects," "anticipates," "believes," "could," and other similar words. All statements addressing events or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the closing of the transaction with Laramide, including the timing of the closing, and developments at the Company’s projects, including future exploration costs and results, are forward-looking statements.  Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties.  These risk factors and uncertainties include, but are not limited to, (a) the Company's ability to raise additional capital in the future; (b) spot price and long-term contract price of uranium and lithium; (c) risks associated with our foreign operations, (d) operating conditions at the Company's projects; (e) government and tribal regulation of the uranium industry, the lithium industry, and the power industry; (f) world-wide uranium and lithium supply and demand, including the supply and demand for lithium based batteries; (g) maintaining sufficient financial assurance in the form of sufficiently collateralized surety instruments; (h) unanticipated geological, processing, regulatory and legal or other problems the Company may encounter in the jurisdictions where the Company operates, including in Texas, New Mexico, Utah, Nevada and Turkey; (i) the ability of the Company to enter into and successfully close acquisitions or other material transactions, including closing the proposed transaction with Laramide;  (j) the results of the Company’s lithium brine exploration activities at the Columbus Basin and Sal Rica Projects, and (k) other factors which are more fully described in the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company's underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company's forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

Uranium Resources Contact:

Christopher M. Jones, President and CEO

Jeff Vigil, VP Finance and CFO

303.531.0472

303.531.0473

Email: Info@uraniumresources.com

Website: www.uraniumresources.com